EXHIBIT 3

RAMIUS CAPITAL GROUP, L.L.C.
666 Third Avenue, 26th Floor
New York, New York 10017

June 20, 2007

Thomas W. Smith
Scott J. Vassalluzzo
323 Railroad Avenue
Greenwich, CT 06830

Gentlemen:

This Letter Agreement confirms the (i) agreement by Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), RCG Ambrose Master Fund, Ltd. (“RCG Ambrose”) and Parche, LLC (“Parche”, and together with Starboard and RCG Ambrose, the “Purchasers”, and each a “Purchaser”) to purchase an aggregate of 411,000 shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”) of Vertrue Incorporated, a Delaware corporation (the “Company”) (CUSIP # 92534N101) from you and/or certain accounts managed by you (collectively, the “Sellers”) for a fixed price of $48.75 per Share, resulting in an aggregate purchase price of $20,036,250.00, and (ii) the agreement by you to sell for the account and on behalf of Sellers the Shares to the Purchasers for such price, in each case subject to the terms and conditions hereof.

1.  Closing. The transfer, purchase and sale of the Shares shall take place on the date hereof (which time and date are designated as the “Closing” and the “Closing Date”). The aggregate purchase price for the Shares shall be paid by wire transfer by the Purchasers on the Closing Date to such accounts as you shall have specified in writing and you shall deliver to the Purchasers (or the Purchasers’ agent) a letter of instruction addressed to Sellers’ brokerage firm instructing such brokerage firm to cause the electronic delivery of the Shares held in street name and purchased from Sellers pursuant hereto through the Depository Trust Company (“DTC”) to a DTC account designated in writing by the Purchasers.

2.  Representations and Warranties.

(a)  The Purchasers jointly and severally represent and warrant to you, and you represent and warrant to the Purchasers, that such party is duly authorized to execute, deliver and perform its obligations hereunder and that such execution, delivery and performance do not and will not conflict with or constitute a breach of any law, regulation or contract binding on such party. The Purchasers represent and warrant that they have all necessary power and authority to purchase the Shares and fulfill all the obligations of Purchasers contemplated by this Agreement, and that the Purchasers presently have and will have at the time of Closing sufficient funds to pay the full cash aggregate purchase price. You represent and warrant that you have all necessary power and authority to act on behalf of and to bind the Sellers to sell the Shares and fulfill all the obligations of Sellers contemplated by this Agreement.

(b)  You represent that the Sellers own all of the Shares free and clear of any lien, claim or other encumbrance, except for any that will be released or satisfied upon the sale to the Purchasers hereunder. You further represent that the Shares are not “restricted securities” (as that term is defined in Rule 144 promulgated under the Securities Act of 1933) and that the Shares are freely tradable by the Sellers.

3.  Voting Agreement.

(a)  Agreement to Vote. Effective on the date hereof, you agree that at any meeting of the stockholders of the Company (a “Company Stockholders’ Meeting”), for which a Seller is a record holder of any of the Shares and at every adjournment or postponement thereof, or in any other circumstances upon which a vote, consent, or other approval (including by written consent) is sought, the Sellers shall—

(i)  when a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum,

(ii)  vote, or execute consents in respect of the Shares, or cause the Shares to be voted, or consents to be executed in respect thereof, in respect of the Agreement and Plan of Merger (the “Merger Agreement”) between the Company and Velo Holdings Inc. and Velo Acquisition Inc. (including any revised or amended Merger Agreement approved by the board of directors of the Company), as the Purchasers may direct in writing, and

(iii)  vote, or execute consents in respect of the Shares to be voted, or consents to be executed in respect thereof, as the Purchasers may direct in writing, in respect of (A) any agreement or transaction relating to an Acquisition Proposal (as defined in the Merger Agreement) or transaction or occurrence that if proposed and offered to the Company or its stockholders (or any of them) would constitute an Acquisition Proposal or (B) any extraordinary corporate transaction (other than the Merger), or any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of the Company Subsidiaries or any of its stockholders, and

(iv)  vote, or execute consents in respect of the Shares to be voted, or consents to be executed in respect thereof, as the Purchasers may direct in writing, in respect of any other matter that may be presented to the stockholders of the Company for which the Sellers are the record holders of the Shares.

(b)  Appointment of Proxy. You hereby irrevocably (to the fullest extent permitted by law) constitute and appoint Mark Mitchell, Stephen Raneri and Jeffrey M. Solomon, each of them individually, as the Sellers’ proxy and attorney-in-fact, with full power of substitution and resubstitution, to cause the Shares to be counted as present at any such Company Stockholders’ Meetings and to vote the Shares at any Company Stockholders’ Meeting, however called, and to execute consents in respect of the Shares as and to the extent provided in Section (a) hereof.

(c)  Revocation of Other Proxies. You represent that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revoke all other proxies and powers of attorney with respect to the Shares that the Sellers may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted.

(d)  Proxy Irrevocable. You acknowledge that Purchasers are relying on this Agreement in purchasing the Shares. ACCORDINGLY, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE (TO THE FULLEST EXTENT PERMITTED BY LAW) AND COUPLED WITH AN INTEREST. Except as otherwise required by law in the case of Shares beneficially owned by Sellers who are natural persons (other than yourselves), this irrevocable proxy shall not be terminated by any act of the Sellers or by operation of law, whether by the death or incapacity of the Sellers or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which either of you is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof any Seller should be dissolved or liquidated, actions taken by the Purchasers hereunder shall be as valid as if such dissolution, liquidation or other event or events had not occurred, regardless of whether or not the Purchasers have received any notice of such dissolution, liquidation or other event.

(e)  No Transfer of Rights. The Sellers shall not: (i) enter into any tender, voting, or other such agreement, or grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; or (ii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or make any representation or warranty of the Sellers untrue or incorrect. Except as contemplated by this Agreement, the Sellers will not enter into any voting or other agreement or grant any power of attorney with respect to the Shares, or take any action that is inconsistent with this Agreement.

[Signature Page Follows]

If the foregoing accurately states our agreement, please sign and return a copy hereof, at which time this will become a mutually binding agreement.

Very truly yours,

PARCHE, LLC

By: Admiral Advisors, LLC, its managing member

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

By: Admiral Advisors, LLC, its Investment manager

By:  /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: Authorized Signatory

RCG AMBROSE MASTER FUND, LTD.

By: Ramius Capital Group, L.L.C.,
its investment manager

By:  /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: Authorized Signatory

/s/ Thomas W. Smith
Thomas W. Smith

/s/ Scott J. Vassalluzzo
Scott J. Vassalluzzo